Exhibit 23.4

CONSENT OF QUALIFIED PERSON

The undersigned, Jeff Osborn, hereby states as follows:

I, Jeff Osborn, assisted with the preparation of the “Amended NI 43-101 Technical Report, Updated Preliminary Economic Assessment, Elk Creek Niobium Project” dated effective August 4, 2015 with an original report date of September 4, 2015 and an amended report date of October 16, 2015 (the “Technical Report”) portions of which are extracted or summarized (the “Summary Material”) in this Registration Statement on Form S-1.

I hereby consent to the reference to the Technical Report, the Summary Material and the reference to my name and the name of SRK Consulting (U.S.), Inc.. in the Form S-1 concerning the Technical Report.

Date: April 12, 2017	By:	/s/ Jeff Osborn

Name: Jeff Osborn, BEng Mining, MMSAQP Title: Principal Consultant, SRK Consulting (U.S.), Inc.